Exhibit 99.1

TECHNICAL COMMUNICATIONS CORPORATION Reports Results for the Three and Nine Months Ended June 28, 2014;
Adopts New Stockholder Rights Plan

CONCORD, Mass. – (BUSINESS WIRE) – August 12, 2014 – Technical Communications Corporation (NasdaqCM: TCCO) today announced its results for the three and nine months ended June 28, 2014. For the third quarter of the Company’s 2014 fiscal year, the Company reported a net loss of ($983,000), or ($0.54) per share, on revenue of $778,000, compared to a net loss of ($522,000), or ($0.28) per share, on revenue of $970,000 for the quarter ended June 29, 2013. For the nine months ended June 28, 2014, the Company reported a net loss of ($2,266,000), or ($1.23) per share, on revenue of $4,580,000, compared to a net loss of ($1,160,000), or ($0.63) per share, on revenue of $3,112,000 for the nine months ended June 29, 2013.

Carl H. Guild, Jr., President and CEO of TCC, said, “As indicated last quarter, delays in the receipt of certain foreign and domestic contracts continue to negatively impact our profitability. We are, however, optimistic about being awarded these contracts as certain current customers are planning significant expansions of their military communications networks, which the company expects will require additional equipment supplied by TCC.”

“Additionally, under an $850,000 order received during the quarter, TCC is currently installing our Cipher X® 7211 IP encryption system with custom-developed capability to secure high-bandwidth satellite communications. The work is expected to be completed by the end of this calendar year. The capability is expected to set a high standard of performance for secure satellite communications systems and be marketable worldwide to multinational corporations and embassy constellations.”

The Company also announced the adoption by the Board of Directors, on August 7, 2014, of a Stockholder Rights Plan to replace the company's former plan, which had expired on August 5, 2014.  The new plan is substantially similar to the former plan, and was not adopted in response to any specific takeover threat.  In adopting the plan, the Board declared a dividend distribution of one common stock purchase right for each outstanding share of common stock of the Company, payable to stockholders of record at the close of business on August 18, 2014. Until the rights become exercisable, which occurs with certain exceptions when a person or affiliated group acquires 15% or more of TCC's common stock, they will trade automatically with the common stock and separate rights certificates will not be issued.  Each right, once exercisable, will entitle the holder (other than rights owned by the acquiring person or group) to buy one share of the common stock at a price of $25 per share, subject to certain adjustments.  The rights can generally be redeemed by the Company at $.001 per right at any time prior to the close of business on the 10th business day after there has been a public announcement of the acquisition of beneficial ownership by any person or group of 15% or more of the common stock, subject to certain exceptions.

About Technical Communications Corporation
For over 50 years, TCC has specialized in superior-grade secure communications systems and customized solutions, supporting our CipherONE® best-in-class criteria, to protect highly sensitive voice, data and video transmitted over a wide range of networks. Government entities, military agencies and corporate enterprises in 115 countries have selected TCC's proven security to protect their communications. Learn more: www.tccsecure.com.

Statements made in this press release or as may otherwise be incorporated by reference herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to statements regarding anticipated operating results, future earnings, and the ability to achieve growth and profitability. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to the effect of foreign political unrest; domestic and foreign government policies and economic conditions; future changes in export laws or regulations; changes in technology; the ability to hire, retain and motivate technical, management and sales personnel; the risks associated with the technical feasibility and market acceptance of new products; changes in telecommunications protocols; the effects of changing costs, exchange rates and interest rates; and the Company's ability to secure adequate capital resources. Such risks, uncertainties and other factors could cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a more detailed discussion of the risks facing the Company, see the Company’s filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q for the quarters ended March 29, 2014 and December 28, 2013, and its Annual Report on Form 10-K for the fiscal year ended September 28, 2013 and the “Risk Factors” section included therein.

Technical Communications Corporation
Condensed consolidated income statements

	Quarter Ended
	(Unaudited)
	6/28/2014	6/29/2013
Net sales	$778,000	$970,000
Gross profit	466,000	593,000
S, G & A expense	776,000	739,000
Product development costs	585,000	586,000
Operating loss	(895,000)	(732,000)
Income tax provision (benefit)	96,000	(199,000)
Net loss	(983,000)	(522,000)
Net loss per share:
Basic	$(0.54)	$(0.28)
Diluted	$(0.54)	$(0.28)

	Nine Months Ended
	(Unaudited)
	6/28/2014	6/29/2013
Net sales	$4,580,000	$3,112,000
Gross profit	3,141,000	2,184,000
S, G & A expense	2,325,000	2,210,000
Product development costs	2,112,000	2,231,000
Operating loss	(1,296,000)	(2,257,000)
Income tax provision (benefit)	990,000	(1,068,000)
Net loss	(2,266,000)	(1,160,000)
Net loss per share:
Basic	$(1.23)	$(0.63)
Diluted	$(1.23)	$(0.63)

Condensed consolidated balance sheets

	6/28/2014	9/28/2013
	(Unaudited)	(derived from audited
		financial statements)
Cash and marketable securities	$5,483,000	$4,581,000
Accounts receivable, net	149,000	1,376,000
Inventory	2,530,000	2,619,000
Deferred & refundable income taxes	633,000	1,618,000
Other current assets	228,000	225,000
Total current assets	9,023,000	10,419,000
Marketable securities	1,222,000	1,463,000
Property and equipment, net	481,000	469,000

Total assets	$10,726,000	$12,351,000

Accounts payable	258,000	262,000
Deferred revenue	733,000	-
Accrued expenses and other current liabilities	407,000	667,000
Total current liabilities	1,398,000	929,000
Total stockholders’ equity	9,328,000	11,422,000
Total liabilities and stockholders’ equity	$10,726,000	$12,351,000

CONTACT:
Technical Communications Corporation
Michael P. Malone, 978-287-5100
Chief Financial Officer
www.tccsecure.com